SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                  Date of Report:  December 11, 1996





                            MEDIMMUNE, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-19131


          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)         (Zip Code)



     Registrant's telephone number, including area code (301) 417-0770


             No Exhibits are being filed with this report









                            MEDIMMUNE, INC.
                      Current Report on Form 8-K

ITEM 5.  OTHER EVENTS

     MEDIMMUNE FILES IND TO BEGIN HUMAN CLINICAL TRIALS FOR FIRST
          PREVENTATIVE HUMAN PAPILLOMAVIRUS VACCINE CANDIDATE

Gaithersburg, MD, December 11, 1996 -- MedImmune, Inc. (Nasdaq:MEDI) today announced it has submitted an Investigational New Drug (IND) application to the United States Food and Drug Administration (FDA) to initiate human clinical trials with a vaccine for the prevention of human papillomavirus (HPV) disease of the genital tract. The clinical trial, to be conducted at the University of Rochester Medical Center, will assess the safety and immunogenicity of MedImmune's first HPV vaccine candidate. HPVs are responsible for the development of genital warts and cervical cancer. There are currently no vaccines to prevent these common sexually transmitted diseases that affect 24 to 40 million men and women in the United States.

"An HPV vaccine represents a strategic priority for MedImmune because of the significant unmet medical need, the strong scientific basis for our vaccine candidate and the large market potential," commented David
M. Mott, President and Chief Operating Officer of MedImmune. "The filing of an IND for our HPV vaccine candidate is an important milestone and achievement for our researchers at MedImmune and for our collaborators at Georgetown University, the University of Rochester and The German Cancer Institute in Heidelberg."

HPV is one of the most common sexually transmitted diseases in the United States. There are over 75 types of HPV which induce either benign lesions or potentially lethal cancers. Four types cause the large majority of genital warts and cervical cancer cases: HPV-6, HPV-11, HPV-16, and HPV-18.

Clinical management of genital warts and cervical cancer is a major medical burden worldwide. Since the 1960s there has been a 6-fold increase in the number of physician visits each year for the treatment of genital warts. Follow-up physician visits and repeated treatments are typically required in order to reduce symptoms. One study suggests that in the United States, approximately 35-50% of genital wart cases recur after initial treatment.

Cervical cancer develops in stages and often requires multiple diagnostic procedures to determine the extent of the disease. If the cancer is detected early through screening methods such as Pap smears, medical intervention is often curative. However, in some areas where screening is inadequate, HPV-induced cervical cancer is the leading cause of death by cancer in women. Treatments for invasive cancer include chemotherapy, radiation therapy, and surgery. In the U.S. alone, there are over 80,000 annual cases of cervical cancers, 15,800 of which are invasive and result in over 4,800 deaths each year.

"The consequences of HPV infection are potentially life-threatening to women and create an urgent need for a vaccine to prevent the diseases caused by this virus," commented JoAnn Suzich, Ph.D., Director, Laboratory of Biological Chemistry at MedImmune and leader of MedImmune's HPV vaccine project.

MedImmune is developing vaccines for several HPV types associated with genital warts and cervical cancer. MedImmune's first vaccine candidate, MEDI-501, is composed of the HPV-11 L1 capsid protein which self assembles into virus-like particles (VLPs). The VLPs, which are produced in vitro using recombinant DNA technology, imitate the structure of natural papillomavirus, but are not infectious.
Scientists at MedImmune in colloboration with a team at Georgetown University, led by Drs. Richard Schlegel and A. Bennett Jenson, have demonstrated the effectiveness of a VLP vaccine candidate using a dog model for papillomavirus infection. The model involves a virus called canine oral papillomavirus (COPV) which mimics HPV infection closely because it produces both warts and tumors at a mucosal site. In December 1995, MedImmune and its collaborators published the results of studies which indicated that a COPV VLP vaccine preparation was able to protect dogs completely against COPV warts. That study provided the scientific rationale for developing an analogous vaccine for humans.

"We've been working for many years toward the goal of evaluating a promising HPV vaccine in people, and now we have reached that important milestone," commented Richard Reichman, M.D., Head of the Infectious Disease Unit at the University of Rochester Medical Center and the Principal Investigator of the vaccine trial.

MedImmune plans to evaluate the safety, tolerance, and immunogenicity of MEDI-501 in a placebo-controlled dose-escalating trial involving healthy adult volunteers. The trial is expected to be concluded approximately 12 months from its commencement.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. The company currently markets two products and has six new product candidates in clinical trials; an HPV vaccine would be the seventh. MedImmune is located in Gaithersburg, Maryland.

This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. There can be no assurances that the FDA will review and accept MedImmune's IND application in a timely manner.



                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)



Date: December 11, 1996       David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and accounting
officer)